UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SUPERTEL HOSPITALITY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERTEL HOSPITALITY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2012

The Annual Meeting of the shareholders of Supertel Hospitality, Inc. will be held at the Durham Western Heritage Museum, 801 South 10th Street, Omaha, Nebraska 68108, on Tuesday, May 22, 2012, at 10:00 a.m., local time, for the following purposes:

1.	To elect directors to serve on the Board of Directors until the annual meeting of shareholders in 2013 or until their successors have been duly elected and qualified;

2.	To approve an amendment to the Articles of Incorporation to increase the authorized capital stock of the Company by increasing the authorized shares of common stock from 100,000,000 to 200,000,000 shares;

3.	To approve an amendment to the 2006 Stock Plan.

4.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2012; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only holders of common stock and Series C preferred stock of the Company of record as of the close of business on April 9, 2012 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy Card.

By Order of the Board of Directors,

WILLIAM C. LATHAM
Chairman of the Board

Norfolk, Nebraska

April 23, 2012

SUPERTEL HOSPITALITY, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Supertel Hospitality, Inc. (the Company) for use at the annual meeting of shareholders to be held on Tuesday, May 22, 2012 and any adjournments thereof. The mailing address of the principal executive offices of the Company is 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 23, 2012.

The Proxy Solicitation

There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by officers of the Company, will be borne by the Company. The Company has engaged                      as its proxy solicitor to solicit proxies for the Company, at an anticipated cost of approximately $        .

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the Proxy Card. If no specification is made, the proxy will be voted “for” the nine nominees for directors, “for” the proposal to amend the articles of incorporation to increase the number of authorized shares of common stock, “for” the proposal to amend the 2006 Stock Plan, and “for” ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on May 22, 2012:

The proxy statement and annual report to shareholders for the fiscal year ended December 31, 2011 are available under “Investor Relations” at our website: www.supertelinc.com.

Voting Rights of Shareholders and Votes Required

Only those shareholders of record at the close of business on April 9, 2012, are entitled to notice of and to vote at the Annual Meeting, or any postponements or adjournments of the meeting. At the close of business on April 9, 2012, the Company had 23,070,387 shares of common stock outstanding, $.01 par value per share. The Company has 803,270 shares of non-voting Series A preferred stock, 332,500 shares of non-voting Series B preferred stock, and 3,000,000 shares of voting Series C preferred stock outstanding. The holders of the common stock and the holders of the Series C preferred stock will vote together as one voting group. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. At this Annual Meeting, each share of the Series C preferred stock entitles the record holder thereof to 3.96 votes per share upon each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted. Under Virginia law and the Company’s articles of incorporation and bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business.

Series C Preferred Stock Vote Determination

The holders of the Series C preferred stock vote with the holders of the common stock as one voting group, subject to certain voting limitations. For any vote, the voting power of the Series C preferred stock is equal to the lesser of: (a) 6.29 votes per share, or (b) an amount of votes per share of Series C preferred stock such that the vote of all shares of Series C preferred stock in the aggregate equal 34% of the combined voting power of all Supertel voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by Real Estate Strategies L.P. and its affiliates. We have been advised by Real Estate Strategies L.P. that as of April 9, 2012, the record date, neither it nor its affiliates beneficially own any Supertel voting stock except for the 3,000,000 shares of Series C preferred stock.

At the close of business on April 9, 2102, the record date, there were 23,070,387 shares of common stock outstanding, representing 23,070,387 votes entitled to be cast at the Annual meeting. Voting power of 6.29 votes per share of Series C preferred stock exceeds 34% of the votes entitled to be cast at this Annual Meeting. Accordingly, the aggregate number of votes that may be cast by the holders of the common stock and the Series C preferred stock at this Annual Meeting, voting together as one voting group, is 34,955,131 votes, of which 11,884,744 votes, or 3.96 votes per share, may be cast by the holders of the Series C preferred stock.

Votes Required

Shares of common stock and Series C preferred stock represented by proxies marked “abstain” will be counted as shares present for purposes of determining a quorum. Shares of common stock and Series C preferred stock that are voted by brokers holding shares for beneficial owners on some matters will be treated as present for purposes of determining a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority is withheld by the broker (“broker non-votes”). No specific provision of Virginia law or the Company’s articles of incorporation or bylaws address abstentions or broker non-votes.

The amendment of the Company’s articles of incorporation to increase the number of authorized shares of common stock requires the affirmative vote of the majority of the votes entitled to be cast by the holders of the common stock and Series C preferred stock voting as a single voting group. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

The proposal to approve the amendment of the 2006 Stock Plan requires the affirmative vote of the majority of the votes cast by the holders of the common stock and Series C preferred stock, present in person or represented by proxy, voting as a single group. Abstentions will have the same effect as a vote against this proposal. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against this proposal.

The nine nominees receiving the most votes cast at the Annual Meeting will be elected directors; therefore broker non-votes will not affect the outcome of the election of directors. With regard to any other matter, including ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, shareholders may vote in favor, vote against or abstain from voting on the matter. Approval of such a matter requires more votes cast “for” the matter than votes cast “against” the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining if a proposal has been approved.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and preferred stock as of March 27, 2012 by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director, (c) each executive officer named in the Summary

Compensation Table and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of March 27, 2012.

With respect to our continuing qualification as a real estate investment trust, our Articles of Incorporation contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock. Our Articles of Incorporation permit the Board of Directors, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the Board to determine that granting the exemption would not result in Supertel losing its qualification as a REIT. Under the Internal Revenue Service rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. The holder of the Series C preferred stock provided representations and undertakings necessary for the Board to grant such an exemption, including a representation that no individual will own 9.9% or more of any class of Supertel stock as a result of the holder’s acquisition of the Series C preferred stock and related warrants for the purchase of common stock.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Real Estate Strategies L.P. 2 Church Street Hamilton DO HM CX, Bermuda	Series C preferred stock	3,000,000	(2)	100%
	common stock	11,884,744	(2)	34.0%
Mark H. Tallman P. O. Box 4397 Lincoln, NE 68504	common stock	2,299,672	(3)	9.9%
William C. Latham	common stock	943,611	(4)	4.1%
Allen L. Dayton	common stock	940,455	(5)	4.1%
Steve H. Borgmann	common stock	901,686	(6)	3.9%
Kelly A. Walters	common stock	265,000	(7)	1.1%
	Series B preferred stock	2,604
George R. Whittemore	common stock	119,101	(8)
Daniel R. Elsztain	common stock	0	(9)
James H. Friend	common stock	0	(9)
Donald J. Landry	common stock	0	(9)
John M. Sabin	common stock	0	(9)
Corrine L. Scarpello	common stock	72,000	(10)
	Series B preferred stock	225
Steven C. Gilbert	common stock	56,000	(11)
David L. Walter	common stock	51,570	(12)
All directors and executive officers as a group (12 persons)	common stock	3,349,423	(13)	14.4%
	Series B preferred stock	2,829

(1)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person through the exercise of options. The denominator excludes the shares of common stock that would be acquired by any other person upon such exercise.
(2)	Real Estate Strategies L.P., an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company, acquired 3,000,000 shares of Series C preferred stock and 30,000,000 warrants from Supertel in a private placement. Up to 30,000,000 shares of common stock may be issued upon conversion of the Series C preferred stock, and up to 30,000,000 shares of common stock may be issued upon the exercise of the warrants. Real Estate Strategies L.P. and its affiliates’ beneficial ownership of voting stock at any time is limited to 34% of the issued and outstanding voting stock of Supertel, notwithstanding preferred voting or conversion rights or warrant exercise rights.

“Voting stock” includes the common stock, and means capital stock having the power to vote generally for the election of directors of Supertel. The shares of common stock reflect the maximum number of shares that Real Estate Strategies L.P. is entitled to receive on April 9, 2012 through the conversion of shares of Series C preferred stock or warrants held by it to purchase common stock.

Based on information appearing in Amendment No. 1 to a Schedule 13D filed by the Elsztain Group with the Securities and Exchange Commission on February 17, 2012, the Elsztain Group, which includes Real Estate Strategies L.P., has shared voting and shared dispositive power over the 3,000,000 shares of Series C preferred stock. The Elsztain Group, for purposes of Section 13(d)(3) of the Exchange Act, consists of Eduardo S. Elsztain, and the following entities controlled, either directly or indirectly, by Mr. Elsztain: Consultores Assets Management S.A. , Consultores Venture Capital Uruguay S.A., Agroinvestment S.A., Idalgir S.A., Consultores Venture Capital Ltd., Ifis Limited, Inversiones Financieras del Sur S.A., Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, IRSA, Tyrus S.A., Jiwin S.A., Efanur SA and Real Estate Strategies L.P.

(3)	Based solely on Schedule 13G delivered to the Company by the beneficial owner.
(4)	Includes 863,611 shares of common stock held by Budget Motels, Inc.
(5)	Includes 784,055 shares of common stock held by the Southern Improvement Company, Inc. and 138,800 shares of common stock held by Video Service of America, Inc. Mr. Dayton has pledged 252,200 shares of common stock.
(6)	Includes 24,500 shares held by Mr. Borgmann’s wife and 1,500 shares held by his child.
(7)	Includes 40,000 shares of common stock which Mr. Walters has the rights to acquire through the exercise of options.
(8)	Includes 46,176 shares of common stock owned by Mr. Whittemore’s wife.
(9)	Messrs. Elsztain, Friend, Landry and Sabin joined the Board of Directors in February 2012.
(10)	Includes 47,500 shares of common stock which Ms. Scarpello has the right to acquire through the exercise of options.
(11)	Includes 47,500 shares of common stock which Mr. Gilbert has the right to acquire through the exercise of options.
(12)	Includes 250 shares of common stock owned by Mr. Walter’s wife and 47,500 shares of common stock which Mr. Walter has the right to acquire through the exercise of options.
(13)	Includes 182,500 shares of common stock which the directors and executive officers have the right to acquire through the exercise of options.

CORPORATE GOVERNANCE

Independence

The Company’s Articles of Incorporation and the Nasdaq Stock Market listing standards each require that a majority of the Board of Directors are to be independent directors. The Articles of Incorporation defines an independent director as a person who is not an officer or employee of the Company or an affiliate of (a) any advisor to the Company under an advisory agreement, (b) any lessee of any property of the Company, (c) any subsidiary of the Company, or (d) any partnership which is an affiliate of the Company.

The Nasdaq Stock Market listing standards defines an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons are not considered independent under the listing standards:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for Board or Board committee service;

•	compensation paid to a family member who is an employee (other than an executive officer) of the Company ; or

•	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

•	payments arising solely from investments in the Company’s securities; or

•	payments under non-discretionary charitable contribution matching programs;

•

a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board of Directors

The current nine-member Board of Directors is comprised of a majority of independent directors, as defined by the Nasdaq Stock Market listing standards and the Company’s Articles of Incorporation. The Board of Directors has determined that the following directors are independent under the Company’s Articles of Incorporation and the Nasdaq Stock Market listing standards: Messrs. Borgmann, Dayton, Elsztain, Friend, Latham, Landry, Sabin, and Whittemore.

The Board of Directors held twelve meetings in 2011. During 2011, all directors attended at least 75% of all Board meetings and meetings of the committees on which they served. The non-employee directors met in executive session at all board meetings in 2011 without management present, and intend to meet in executive session without management present at future board meetings.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of shareholders, although all Board members are encouraged to attend and historically most have done so. Board members, with one exception, attended the Company’s 2011 Annual Meeting of Shareholders.

The Company’s Board of Directors has an Investment Committee, Compensation Committee, Nominating Committee and an Audit Committee. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Board Leadership and Risk Oversight

The Board leadership structure consists of a non-employee Chairman, which the Board believes is appropriate for the Company at this time. The Board of Directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the Board of Directors to the Audit Committee and the Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight.

Compensation Committee

The Compensation Committee currently consists of Messrs. Whittemore (Chairman), Dayton, and Sabin. During 2011, the members of the Compensation Committee were Messrs. Whittemore, Patrick Jung and Richard Frandeen. Messrs. Jung and Frandeen resigned from the Board of Directors in January 2012, and in February 2012 the Board appointed Messrs. Dayton and Sabin to the committee. All 2011 and current members of the Compensation Committee are independent within the meaning of the Nasdaq Global Market listing standards. This committee makes recommendations to the Board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held one meeting during 2011. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Nominating Committee

The Nominating Committee currently consists of Messrs. Latham (Chairman), Borgmann and Friend. During 2011, the members of the Nominating Committee were Messrs. Borgmann, Dayton and Latham. In February 2012, the Board appointed Mr. Friend to the committee. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Under its charter, the Nominating Committee is to consist of not less than three members. Each member of the Nominating Committee is independent within the meaning of the Nasdaq Stock Market listing standards.

The Nominating Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for election to the board. The Directors considered the advisability of adding a Director with banking experience to the Board in light of the Company’s borrowings from banks and other lenders. The Nominating Committee will consider shareholder nominations for directors if made (1) in writing by a shareholder entitled to vote in the election of Directors generally and (2) pursuant to the company bylaws. In order to be considered, in accordance with the Company’s bylaws, shareholder nominations must be received by the Secretary, at the Company’s principal office in Norfolk, Nebraska, not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (2) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders.

In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (6) the written consent of each nominee to serve as a director if elected. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

The Nominating Committee identifies director nominees through a combination of referrals, including by management, existing board members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the board.

Among the factors that the committee considers when evaluating proposed nominees are their experience in the hospitality industry and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions and diversity, including the extent to which the proposed nominee reflects the composition of the shareholders. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every reasonable effort is made to do so.

The Nominating Committee received no shareholder recommendations for nomination to the Board of Directors in connection with the 2012 Annual Meeting. The Nominating Committee held one meeting during 2011.

Audit Committee

The Audit Committee currently consists of Messrs. Sabin (Chairman), Friend, and Whittemore. During 2011, the members of the Audit Committee were Messrs. Whittemore, Patrick Jung and Jeffrey Zwerdling. Messrs. Jung and Zwerdling resigned from the Board of Directors in January 2012, and in February 2012 the Board appointed Messrs. Friend and Sabin to the committee. All members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Audit Committee is responsible for the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Board of Directors has determined that Messrs. Sabin and Whittemore are audit committee financial experts within the meaning of regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.” The Audit Committee held five meetings during 2011. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

Investment Committee

The Investment Committee currently consists of Messrs. Landry (Chairman), Elsztain, Sabin, Walters, and Whittemore. In February 2012, the Board appointed the current members to the committee. During 2011, the members of the Investment Committee were Messrs. Dayton, Borgmann, Latham, and Zwerdling. The committee did not meet in 2011. The Investment Committee’s primary responsibility is to review and approve or reject the Company’s proposed acquisition and divestiture of hotel properties, other investments in hotel properties, or other Company assets. The committee approves guidelines and processes for acquisitions to be presented to the Board of Directors, makes recommendations to the Board and senior management regarding acquisitions, reviews due diligence and financial analysis for hotel acquisition, divestiture and investments, and makes recommendations on the Board’s acquisition and divestment strategies. The committee has the authority to approve hotel acquisitions within the purchase price authority as set by the Board from time to time, and to approve of any hotel divestiture in accordance with divestiture strategy established by the Board. The committee operates pursuant to a written charter adopted by the Board in March 2012. A copy of charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Board of Directors, Supertel Hospitality, Inc., 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2011. Mr. Whittemore was an executive officer of the Company from November 2001 to August 2004. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Certain Relationships and Related Transactions

Purchase Agreement and Series C Preferred Stock. On November 16, 2011, with the unanimous approval of the Board of Directors, the Company and Supertel Limited Partnership entered into a Purchase Agreement (the “Purchase Agreement”) with Real Estate Strategies L.P., a Bermuda limited partnership (“RES”), for the purchase from the Company of up to 3 million shares of Series C preferred stock. RES is an affiliate of IRSA Inversiones y Representaciones Sociedad Anónima, a publicly-traded company (NYSE: “IRS”) based in Buenos Aires, Argentina (“IRSA”). The Company issued an aggregate of 3,000,000 shares of Series C preferred stock to RES for $30 million in closings on February 1 and February 15, 2012.

The Series C preferred stock is convertible, at the option of the holder, at any time into common stock at a conversion price of $1.00 for each share of common stock, which is equal to the rate of ten shares of common stock for each share of Series C preferred stock. A holder of Series C preferred stock will not have conversion rights to the extent the conversion would cause the holder and its affiliates to beneficially own more than 34% of voting stock (the “Beneficial Ownership Limitation”). “Voting stock” means capital stock having the power to vote generally for the election of directors of the Company.

The Series C preferred stock will vote with the common stock as one class, subject to certain voting limitations. For any vote, the voting power of the Series C preferred stock will be equal to the lesser of: (a) 6.29 votes per share, or (b) an amount of votes per share such that the vote of all shares of Series C preferred stock in the aggregate equal 34% of the combined voting power of all the Company voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by RES and its affiliates (the “Voting Limitation”).

As long as RES has the right to designate two or more directors to the Company Board of Directors pursuant to the Directors Designation Agreement (described below), the following requires the approval of RES and IRSA:

•	the merger, consolidation, liquidation or sale of substantially all of the assets of the Company;

•	the sale by the Company of common stock or securities convertible into common stock equal to 20% or more of the outstanding common stock or voting stock; or

•

any Company transaction of more than $120,000 in which any of its directors or executive officers or any member of their immediate family will have a material interest, exclusive of employment compensation and interests arising solely from the ownership of the Company equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

Warrants. On February 1, 2012 and February 15, 2012, with the unanimous approval of the Board of Directors and in connection with the purchase of the Series C preferred stock, the Company issued and RES received warrants (“Warrants”) to purchase 30,000,000 shares of the Company’s common stock. Subject to the Beneficial Ownership Limitation, the Warrants are exercisable at any time on or before January 31, 2017 at an exercise price of $1.20 per share of common stock. The exercise price may be paid in cash, or the holder may also elect to pay the exercise price by having the Company withhold a sufficient number of shares from the exercise with a market value equal to the exercise price.

Investor Rights and Conversion Agreement. The Company, with the unanimous approval of the Board of Directors, entered into an Investor Rights and Conversion Agreement (the “Investor Rights and Conversion Agreement”) dated February 1, 2012 with RES and IRSA pursuant to which the Company granted RES and its affiliates and their respective subsidiaries, among other rights, the right to purchase equity shares or securities convertible into equity shares in future Company offerings on a pro rata basis based on their combined ownership of common stock and Series C preferred stock, provided that such purchase would not cause RES and its affiliates to exceed the Beneficial Ownership Limitation. In the agreement, RES agreed to certain standstill provisions including that neither RES nor its affiliates will acquire any securities that would result in RES and its affiliates owning more than 34% of the voting stock of the Company.

Registration Rights Agreement. The Company, with the unanimous approval of the Board of Directors, entered into a registration rights agreement (the “Registration Rights Agreement”) dated February 1, 2012 with RES and IRSA. The Registration Rights Agreement requires the Company to register for resale by the holders the common stock issued upon conversion of the Series C preferred stock and upon exercise of the Warrants, and the Warrants and the Series C preferred stock. The Registration Rights Agreement also grants RES the right to participate in certain future underwritten offerings of securities by the Company.

Directors Designation Agreement. The Company, with the unanimous approval of the Board of Directors, entered into a directors designation agreement (the “Directors Designation Agreement”) dated February 1, 2012 with RES and IRSA pursuant to which the Company will appoint up to four directors designated by RES and IRSA to the Company Board of Directors and to maintain the Company Board of Directors at no more than nine members. See “Item 1. Election of Directors” below.

Loans by Directors and Guarantees by Directors. In an effort to meet the Company’s short-term liquidity needs, and because of the difficulty encountered in obtaining sources of borrowing to meet such needs, on November 10, 2011 the Audit Committee, then consisting of Messrs. Jung, Whittemore, and Zwerdling, approved a proposal for the purchase by four of the Company directors, Messrs. Borgmann, Dayton, Latham, and Walters (the “Purchasing Directors”), of the Amended and Restated Master Promissory Note maturing November 30, 2011 from Wells Fargo Bank, National Association (the “Note”) for the balance owed of principal and interest in the amount of $2,119,621. The Audit Committee has the authority and responsibility under its charter to review, oversee and approve of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

The Purchasing Directors purchased the Note from Wells Fargo on November 21, 2011. The Note was secured by two of the Company hotels and the Purchasing Directors released one of the hotels from security for the Note so that it could be used as security by the Company to obtain a $5,000,000 line of credit with Elkhorn Valley Bank. Each of the Purchasing Directors also separately guaranteed $750,000 of the line of credit (the “Elkhorn Line of Credit”).

The Audit Committee approved an amendment of the Note to extend its maturity to May 31, 2012 and to increase the per annum interest rate of 4.5% to 10% as consideration for the Purchasing Directors releasing the Company’s hotel from security for the Note. As consideration for the personal guaranties by the Purchasing Directors of Elkhorn Line of Credit, the Audit Committee approved payment of a fee of 2% per annum of the amount of their personal guaranties.

Proceeds from the sale of the Series C preferred stock were used in February 2012 to repay the Note and the Elkhorn Line of Credit, and the Purchasing Directors were released from their personal guaranties. Each of the Purchasing Directors received $12,953 in interest payments on the Note and $3,625 fee for their personal guarantee of the Elkhorn Line of Credit.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Directors

The Company’s articles of incorporation provide that the Board of Directors can set the number of directors, but also provide that the Board of Directors must have no less than three nor more than nine directors. The Board of Directors is presently comprised of nine members. The Board of Directors has set the number of directors to serve at nine, which means that nine directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Each of the nominees is currently a director and has served continuously since joining the Board.

The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with the Nominating Committee of the Company in voting the shares represented by the proxies, including voting for a substitute nominee.

In connection with a $30 million investment by RES in the Series C preferred stock, the Company and RES entered into Directors Designation Agreement dated February 1, 2012. Pursuant to the agreement, RES may appoint up to four directors for the Board of Directors based on RES’s voting power on a fully diluted basis (exclusive of the warrants held by RES). RES may appoint the following number of directors if it owns the indicated percentage of voting power:

Voting Power	No. of Directors

34%	4

22% or more but less than 34%	3

14% or more but less than 22%	2

7% or more but less than 14%	1

RES holds 34% of the Company voting stock and is entitled to appoint four directors to the Board. Pursuant to the designation of RES, the Board on February 1, 2012 appointed Messrs. Elsztain, Friend, Landry, and Sabin as members of the Board.

The Company has also agreed that the Board will be maintained at no more than nine members. RES has agreed to vote for the election of Messrs. Borgmann, Dayton, Latham, Walters and Whittemore and their successors as nominated by the Nominating Committee of the Board. One of the directors designated by RES will be appointed to the Nominating Committee. As long as RES beneficially owns 7% or more of the voting power of the capital stock of the Company, the RES designees will be nominated and recommended for election at each annual meeting of the Company stockholders.

The names of the director nominees, and certain information about them, are set forth below.

Steve H. Borgmann, Director. Mr. Borgmann joined the Company’s Board in October 1999, and since the merger between the former Supertel and the Company he has been engaged in developing and owning apartment buildings. Mr. Borgmann, age 66, was a founder, director and the Executive Vice President of former Supertel. Prior to the merger, Mr. Borgmann had been involved in acquiring, developing, owning, managing and operating limited service hotels for the former Supertel or its predecessors since 1978. Mr. Borgmann is a graduate of the University of Nebraska - Lincoln. Mr. Borgmann’s experience as a developer of real estate and as a founder of the former Supertel greatly assists the conduct, development, and operation of the Company’s business.

Committee: Nominating

Allen L. Dayton, Director. Mr. Dayton joined the Company’s Board in May 2003, upon election by the Company’s shareholders. Mr. Dayton, age 63, has been Chairman of the Board of Video Service of America since 1977 and Southern Improvement Company since 2000. Mr. Dayton is a private investor and his investment holdings include positions in companies operating in the printing, cable television, distribution and real estate industries. Mr. Dayton was previously Chairman of the Kellogg Savings Bank. Mr. Dayton sits on the boards of several business schools, and also serves as a Trustee of the University of Nebraska Foundation. Mr. Dayton’s experience as a private investor provides the Board with valuable insight on stockholder interests and sources of capital.

Committee: Compensation

Daniel R. Elsztain, Director. Mr. Elsztain, age 39, obtained a degree in Economic Sciences from the Torcuato Di Tella University and has a Masters in Business Administration from the Austral IAE University. At present, he is a member of the board of IRSA Inversiones y Representaciones Sociedad Anónima (IRSA), a real estate public company listed both on the New York Stock Exchange (“NYSE”) and the Buenos Aires Stock Exchange (“BASE”), as well as its Director for Real Estate Business since 2004. He is a board member of Alto Palermo S.A. (APSA), a retail public company listed both on NASDAQ and BASE. He also serves on the board of Hersha Hospitality Trust. His extensive experience in IRSA’s real estate operations and his participation on other public company boards provides the Board with a source of substantial lodging and real estate knowledge.

Committee: Investment

James H. Friend, Director. Mr. Friend, age 60, has been president and CEO at Friend Development Group LLC since 1997 and has been actively involved in the hotel and real estate business for more than 25 years. Mr. Friend has extensive experience in ground-up development, has partnered and advised NYSE companies, major institutions, REITs, banks and privately held companies in a wide range of real estate product types including hotels, retail, assisted living, multi-family, and mixed-use development. His years of work with REITs, banks and other companies provides the Board with a very knowledgeable source of development for a wide range of real estate, including hotels.

Committees: Audit, Nominating

Donald J. Landry, Director. Mr. Landry, age 63 is president and owner of Top Ten, an independent hospitality industry consulting company. Mr. Landry has over forty years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry currently serves on the corporate advisory boards of Campo Architects, UniFocus and VOILA Hotel Rewards, Revenue Performance and numerous nonprofit boards. Mr. Landry is a frequent guest lecturer at Johnson and Wales University and the University of New Orleans. Mr. Landry holds a bachelor of science from the University of New Orleans, which awarded him Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator.

Mr. Landry’s 40 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management provides the Board with an experienced source on lodging and real estate industries.

Committee: Investment

William C. Latham, Chairman of the Board. Mr. Latham has served as a director of the Company since December 2008. Mr. Latham, age 78, is the founder and Chairman of the Board of Budget Motels, Inc. since 1972. Budget Motel, Inc. owns and operates multiple hotels in several states. Mr. Latham was previously a member of the Board of Directors and served as Chairman of the Commonwealth Savings and Loan Association in Manassas, Virginia. Mr. Latham currently sits on several advisory boards and is an active member of the Virginia Tech

Foundation’s Board of Directors and its audit committee. Mr. Latham is a graduate of Virginia Polytechnic Institute. He has been active in the ownership and management of hotels since 1972 and, as a veteran of hotel operations and with many years of experience from serving on business and advisory boards, he provides the Board with experienced leadership in his role as Chairman of the Board and is a significant resource for Company operations.

Committee: Nominating

John M. Sabin, Director. Since May 2011 Mr. Sabin, age 57, has been the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Previously he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. a private healthcare information technology outsourcing and consulting firm, from October 2004 to May 2011. Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company (which was subsequently acquired by Caliper Life Sciences) from January 2000 to October 2004. Prior to joining NovaScreen, Mr. Sabin served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. all of which were public companies at the time of his service. In his professional life Mr. Sabin has had commercial lease experience with a national law firm, transactional real estate experience with national hospitality and health care firms, commercial real estate financing experience, IPO experience, as well as experience as an audit committee and board member of five other public companies. Mr. Sabin is a member of the board of trustees of Hersha Hospitality Trust and a director of Prime Group Realty Trust. Mr. Sabin has received Bachelor of Science degrees in Accounting and in University Studies; a Masters of Accountancy and a Masters in Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.

Mr. Sabin’s qualifications include substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience. His current and prior service as both General Counsel and Chief Financial Officer of various companies provides the Board with valuable insights with respect to finance, accounting, legal and corporate governance matters.

Committees: Audit, Compensation, Investment

Kelly A. Walters, Director, President and Chief Executive Officer. Mr. Walters joined the Company and became President and Chief Executive Officer on April 14, 2009. Mr. Walters, age 51, is a former Senior Vice President from October 2006 to April 2009 for North Dakota-based Investors Real Estate Trust (IRET), a self-advised equity real estate investment trust. Prior to IRET, he was Senior Vice President and Chief Investment Officer from 1993 to 2006 of Omaha-based Magnum Resources, Inc., a privately held real estate investment and operating company. Preceding Magnum Resources, Mr. Walters was an officer and senior portfolio manager at Brown Brothers Harriman & Company in Chicago. He also held investment positions with Peter Kiewit Sons’ Inc. He holds a B.S.B.A. degree in banking and finance from the University of Nebraska at Omaha and an EMBA from the University of Nebraska. Mr. Walters’ experience with real estate investment trusts and many years of experience in real estate investment provides the Board with extensive knowledge of the operation of real estate investment trusts and real estate investments.

Committee: Investment

George R. Whittemore, Director. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 62, retired, served as President and Chief Executive Officer of the Company until August 15, 2004. Mr. Whittemore served as Senior Vice President and director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Anderson & Strudwick has served as an underwriter for Company public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation (now Wells Fargo Corporation). Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. Mr. Whittemore is currently a director of Village

Bank & Trust in Richmond, Virginia. He is also a director of Prime Group Realty Trust, Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus Real Estate Investment Trust II, Inc. and serves on the audit committee of all three of these companies. Mr. Whittemore is a graduate of the University of Richmond. Mr. Whittemore’s experience as a director of real estate trusts and as a former chief executive of the Company provides significant assistance to the Board in the oversight of Company business and the conduct of Company operations as a real estate investment trust.

Committees: Audit, Compensation, Investment

Unless authority for the above nominees is withheld, the person named as proxy on the Proxy Card will vote the shares represented by the enclosed proxy card, if executed and returned, “for” the election of the nominees named above.

The Board of Directors Unanimously Recommends a Vote “FOR” each of the Nominees.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information which the Compensation Committee of the Board of Directors (the “Committee”) believes is relevant to an assessment and understanding of compensation awarded to, earned by or paid to the Company’s executive officers listed in the summary compensation table (named executive officers). This discussion should be read in conjunction with the summary compensation table and related tables below.

During fiscal 2011, the members of the Committee were George R. Whittemore, Patrick Jung and Richard Frandeen. Messrs. Jung and Frandeen resigned from the Board of Directors (the “Board”) on January 31, 2012, and on February 1, 2012 the Board appointed Messrs. Dayton and Sabin to the Committee.

Compensation Overview and Objective. The Committee has the responsibility for developing and maintaining an executive compensation policy for named executive officers that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The objective of the Company’s compensation program is to attract and retain a high caliber of management who will manage the Company in a manner that will promote its goals to achieve long term profitability and to advance the interest of the Company’s shareholders. The Committee believes that the performance in 2011 of the named executive officers indicate their commitment to achieving such goals for the Company and its shareholders. The compensation program for named executive officers seeks to achieve the objective of retaining a high caliber of management by:

•	providing overall competitive pay levels,

•	creating proper incentives to enhance shareholder value,

•	rewarding superior performance, and

•	compensating at levels that are justified by the returns available to shareholders.

Compensation Practices. The Committee reviews and evaluates the performance of the executive officers during the year, and will award cash bonuses or long-term incentives for significant performance.

The Company adopted the Supertel 2006 Stock Plan in 2006 for the benefit of its named officers and other employees. The plan, approved by the Company shareholders, is the first equity based compensation plan adopted by the Company. The Company does not have a pension plan. The Company’s executive officers may participate in its 401(k) Plan on the same terms as other participating employees. The Company does not maintain a perquisite program for its executive officers.

Employment Agreements

On November 17, 2009 the Company entered into employment agreements, approved by the Committee, with the named executive officers, Kelly A. Walters, the Company’s Chief Executive Officer; Corrine L. Scarpello,

the Company’s Chief Financial Officer; Steven C. Gilbert, the Company’s Chief Operating Officer; and David L. Walter, the Company’s Senior Vice President and Treasurer. In connection with the $30 million investment by Real Estate Strategies L.P. (“RES”) in preferred stock of the Company, the Company and the executives entered into new employment agreements on February 1, 2012. The new agreements maintain the named executive officers’ 2011 base salaries and are generally in the form of the executives’ previous employment agreements except for increase in the term of the agreements and the addition of severance payments in the event the Company terminates the executive’s employment or the executive terminates employment for good reason. The employment agreements of Mr. Walters and Ms. Scarpello terminate on January 31. 2015. Their severance payment is three times their base salary. The employment agreements of Mr. Walter and Mr. Gilbert terminate on January 31, 2014. Their severance payment is two times their base salary. Severance amounts for all four executives reduce by six months during each year of employment. One-third of the severance will be paid in the form of the Company’s equity to the extent available from shareholder approved plans.

As with the prior agreements, the new employment agreements provide that base salaries will be reviewed annually and further provide that the executives will be considered for cash bonuses and option grants annually. Any such bonus is to be based on the recommendation of the Committee and any such option grant is to be made in the sole discretion of the Committee.

Components of Compensation. The Company’s executive compensation has three components, each of which is intended to support the overall compensation objective of retaining a high caliber of management. The three components are base salary, annual bonuses, and equity incentives. Since 2006, the Company has had the ability to use equity incentives in the compensation program for named executive officers. The Company paid solely cash compensation in 2011 to its named executive officers.

Base Salary. Base salary is targeted to be competitive to attract and retain executives qualified to manage a hotel REIT. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

Historically the Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Chief Executive Officer and is based on his judgment as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on the Committee’s assessment of his past performance, leadership in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company.

The annual salary review was handled differently in 2011. The Board agreed to the form of the executive employment agreements for the four executives as described above during the Company’s negotiations with RES. Pursuant to the agreements, the base salaries for the executives were maintained at 2011 levels. The annual base salaries for the executives remain at $262,000 for Mr. Walters, $200,100 for Ms. Scarpello, $147,000 for Mr. Walter and $144,000 for Mr. Gilbert.

Annual Bonuses. No discretionary cash bonuses were awarded to the named executive officers in 2011.

Equity Incentive Plan. Equity stock incentives are provided primarily through grants of stock options to executive officers pursuant to the shareholder approved The Company’s 2006 Stock Plan. The Committee recognizes the value of equity incentives in assisting The Company in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between The Company shareholders and its directors, officers and employees. Stock options are granted at the market value on the date of the grant and have value only if the Company’s stock price increases. Employees must be employed by the Company at the time of vesting in order to exercise the options. No stock options were granted to the named executive officers in 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

George R. Whittemore, Chairman

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Kelly A. Walters	2011	262,000	0	0	37,800	299,800
Chief Executive Officer (3)	2010	262,000	0	7,000	22,430	291,430
	2009	184,807	0	6,925	0	191,732

Corrine L. Scarpello	2011	200,100		0	8,004	208,104
Chief Financial Officer (4)	2010	145,000	0	7,000	5,800	157,800
	2009	127,500	0	6,059	4,707	138,266

Steven C. Gilbert	2011	144,000	0	0	5,760	149,760
Chief Operating Officer	2010	120,000	0	7,000	4,824	131,824
	2009	112,000	0	6,059	4,652	122,711

David L. Walter	2011	147,000	0	0	5,880	152,880
Senior Vice President and Treasurer	2010	140,000	0	7,000	5,600	152,600
	2009	135,000	0	6,059	4,569	145,628

(1)	This column reflects the grant date fair value of stock options granted in accordance with FASB Accounting Standards Codification Topic 718. See footnote 13 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards.
(2)	Amounts for the named executive officers represent contributions credited by the Company during 2011, 2010, and 2009 to its 401(k) plan. Amount for Mr. Walters also includes director fees of $28,000 and $14,368, respectively, earned by him during 2011 and 2010.
(3)	Mr. Walters was appointed President and Chief Executive Officer on April 14, 2009.
(4)	Ms. Scarpello was appointed Chief Financial Officer on August 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Kelly A. Walters	20,000	0	1.54	Nov. 17, 2013
Chief Executive Officer	0	20,000	1.42	Dec. 2, 2014

Corrine L. Scarpello	10,000	0	5.28	May 22, 2012
Chief Financial Officer	17,500	0	1.54	Nov. 17, 2013
	0	20,000	1.42	Dec. 2, 2014

Steven C. Gilbert	10,000	0	5.28	May 22, 2012
Chief Operating Officer	17,500	0	1.54	Nov. 17, 2013
	0	20,000	1.42	Dec. 2, 2014

David L. Walter	10,000	0	5.28	May 22, 2012
Senior Vice President and Treasurer	17,500	0	1.54	Nov. 17, 2013
	0	20,000	1.42	Dec. 2, 2014

The options expiring May 22, 2012 vested on December 31, 2008; options expiring on November 17, 2013 vested on June 30, 2010; and options expiring on December 2, 2014 vested on June 30, 2011.

Potential Payments Upon Termination or Change-in-Control

The employment agreements with the named executive officers provide for the payment of severance in the event the Company terminates the named executive officer’s employment without cause or the executive terminates employment for good reason. “Cause” means (a) an unlawful or criminal act by the executive involving moral turpitude or resulting in a financial loss to Employer, or upon conviction of a felony; or (b) subject to certain cure rights of the executive, the executive fails to obey written directions delivered to the executive by the Board or Chief Executive Officer, or the executive commits a material breach of any of the covenants, terms and provisions of the agreement. “Good Reason” means, subject to certain exceptions and cure rights of the Company, the occurrence of one of the following events, without the Employee’s prior written consent, (a) a material diminution in the executive’s duties or responsibilities or any material demotion of the executive. (b) a requirement that the executive work principally from a location outside the 50 mile radius the current Company offices in Norfolk, Nebraska or Omaha, Nebraska as of the date of this agreement, (c) a material reduction in the executive’s base salary, or (d) upon a change of control of the Company, the Company’s failure to obtain an agreement from any successor of the Company to assume the employment agreement.

The employment agreements of Mr. Walters’ and Ms. Scarpello’s terminate on January 31. 2015. Their severance payment is three times their base salary. The employment agreements of Mr. Walter’s and Mr. Gilbert’s terminate on January 31, 2014. Their severance payment is two times their base salary. Severance amounts for all four executives reduce by six months during each year of employment. One-third of the severance will be paid in the form of the Company’s equity to the extent available from shareholder approved plans.

If on the last day of fiscal 2011 the Company discharged the executive without cause or the executive quit for good reason then each of the executives would have received a multiple of their current base salary, aggregating for each such executive: Mr. Walters – $786,000; Ms. Scarpello – $600,300; Mr. Walter – $294,000; and Mr. Gilbert – $288,000.

The Company’s shareholder-approved stock plan provides that all outstanding options become immediately exercisable in the event of a change in control. A change in control, defined specifically in the Company’s shareholder-approved stock plan, generally occurs if: (i) a person, entity or group (excluding Company plans) acquires 50% or more of the Company’s common stock or total voting power of the Company’s voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company’s assets occurs unless the Company’s shareholders prior to the transaction own after the transaction 50% or more of the voting power of the Company’s securities; and (iv) the Company is liquidated or dissolved. All outstanding options as of December 31, 2011 were vested and exercisable and therefore there would have been no incremental value for unvested options if a change of control of the Company had occurred on December 31, 2011.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Steve H. Borgmann	30,000	0	30,000

Allen L. Dayton	28,000	0	28,000

Richard A. Frandeen*	27,500	0	27,500

Patrick J. Jung*	31,000	0	31,000

William C. Latham	29,500	0	29,500

Paul J. Schulte*	29,000	0	29,000

George R. Whittemore	32,000	0	32,000

Jeffrey M. Zwerdling*	29,000	0	29,000

*	Messrs. Frandeen, Jung, Schulte and Zwerdling resigned from the Board of Directors on January 31, 2012.

Each director in 2011 received an annual retainer of $20,000. Additionally, directors received fees of $1,000 per board meeting attended in person and $500 per telephonic board meeting. Committee chairmen received compensation as follows: Audit Committee chairman annual retainer of $3,000; Compensation Committee chairman annual retainer of $1,500 and Investment Committee Chairman annual retainer of $1,500. Each Audit Committee member, other than the chairman, receives a fee of $375 per quarter. Four of the directors who participated on a special committee to interview and recommend new management companies for the Company’s hotels also received the following one-time fees approved by the Board of Directors: Messrs. Borgmann and Schulte, $1,000 each, and Messrs. Latham and Whittemore, $1,500 each. Directors fees paid to Mr. Walters are reported in the summary compensation table.

In 2012, the Board approved fees for independent directors who are members of the Investment Committee. Commencing February 16, 2012, the Investment Committee chairman receives a monthly fee of $750. Each member of the Investment Committee who is an independent director, other than the chairman, receives a monthly fee of $500. The fees to the Investment Committee are paid quarterly in arrears in common stock issued under the 2006 Stock Plan, based on a value per share equal to the average of the closing price of the common stock during the first 20 trading days of the year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three Directors, each of whom satisfies the independence and financial literacy requirements of the Nasdaq Stock Market listing standards. The Board of Directors has determined that Mr. Sabin and Mr. Whittemore are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG.

The Audit Committee received from and discussed with KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the Audit Committee and the independent auditors.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

The Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2012, subject to shareholder approval.

THE AUDIT COMMITTEE

John M. Sabin, Chairman
James H. Friend
George R. Whittemore

ITEM 2: AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK

The Board of Directors has approved, and recommends that shareholders approve an amendment to the Company’s articles of incorporation that would increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares. The proposed amendment would replace the first sentence in Article III of the articles of incorporation in its entirety to read as follows:

“The total number of shares of stock that the Corporation has authority to issue is 200 million shares of Common Stock, $0.01 par value per share, and 40 million shares of Preferred Stock, $.01 par value per share.”

Article III currently authorizes 40 million shares of preferred stock and consequently the amendment will not change the number of authorized shares of preferred stock.

Purposes and Effects of the Increase in Number of Authorized Shares

As of April 9, 2012, of the 100,000,000 shares of common stock currently authorized:

•	23,070,387 shares were issued and outstanding;

•	30,000,000 shares are subject to issuance upon conversion by the holders of shares of Series C preferred stock;

•	30,299,403 shares are subject to issuance upon exercise by the holders of warrants to purchase common stock;

•	158,161 shares may be issued by the Company in connection with the redemption of operating partnership units of Supertel Limited Partnership; and

•	215,500 shares are subject to issuance upon the exercise of outstanding options.

The additional shares of common stock for which authorization is sought, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

The Board of Directors believes that an increase in the number of shares of authorized common stock would provide the Company flexibility in corporate planning, including possible stock issuances to access external sources of capital, acquire hotels and other general corporate purposes (although no specific stock issuances are currently contemplated). In order to maintain its status as a real estate investment trust for federal income tax purposes, the Company is required to distribute 90% of its REIT taxable income. The Board of Directors believes that the Company’s ability to raise capital will be enhanced by having as flexible a capital structure as possible. The Company raised $30 million in capital in February 2012 by the sale of preferred stock and warrants that are convertible and exercisable into 60,000,000 shares of common stock.

Unless otherwise required by applicable law or the Nasdaq Global Market, or any other exchange on which the Company shares are then listed for trading, the additional shares of common stock will be issuable without shareholder approval and on such terms and for such consideration as may be determined by the Board of Directors.

Vote Required

The amendment of the Company’s articles of incorporation to increase the number of authorized shares of common stock requires the affirmative vote of the majority of the votes entitled to be cast by the holders of the common stock and Series C preferred stock voting as a single voting group.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposed Amendment to the Articles of Incorporation

ITEM 3: APPROVAL OF AN AMENDMENT OF THE COMPANY 2006 STOCK PLAN

General

The Board of Directors recognizes the value of stock incentives in assisting the Company in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between the Company shareholders and its directors, officers and employees. The Board has approved, and the shareholders are being asked to approve, an amendment to the Company 2006 Stock Plan, (the “Plan”) to (a) remove the restrictions in the Plan that prohibit more than 20% of the awards being given to any one participant or to the independent directors as a group, or prohibiting more than 20% of the awards being made in restricted stock or bonus shares, and (b) increase the number of shares available under the Plan from 300,000 shares to 500,000 shares. The Board has approved this amendment to the Plan, and is recommending approval of the amendment by the shareholders. The amendment is recommended to provide greater flexibility to the Compensation Committee of the Board (the “Committee”) in granting equity awards and developing equity incentive plans.

As of the date of this proxy statement, there were outstanding options granted under the Plan to purchase 215,500 shares of the Company common stock. Only option awards have been granted under the Plan. 84,500 shares remain available for grants under the Plan.

The Plan was previously approved by the shareholders at the May 25, 2006 annual meeting of shareholders. The Plan was amended with shareholder approval at the May 28, 2009 annual meeting of shareholders to increase the number of shares for common stock available for awards under the Plan from 200,000 shares to 300,000 shares. The principal features of the Plan are summarized below.

Description of the Company 2006 Stock Plan

Under the Plan, the Committee may grant stock options, stock appreciation rights, restricted stock and certain stock bonuses to officers, other employees, and directors of the Company and its subsidiaries. The number of grantees may vary from year to year. The number of persons eligible to participate in the Plan is estimated to be approximately 27. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

Any shares of common stock subject to an award which for any reasons are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. If payment for an award or the satisfaction of related withholding tax liabilities is effected through the surrender of common stock or the withholding of common stock, the number of shares of common stock available for awards under the Plan are increased by the number of shares of common stock so surrendered or withheld.

The maximum number of shares of common stock which may be issued under the Plan to any one participant may not exceed 20% of the aggregate number of shares of common stock that may be issued under the Plan. A maximum of 20% of the shares of stock available under the Plan may be issued as restricted stock or stock bonuses. In addition, a maximum of 20% of the shares available under the plan may be issued to non-employee directors. If this amendment is approved by the shareholders, the limitations described in this paragraph will be eliminated and will not apply to future awards under the Plan.

The shares may be unissued shares or treasury stock. If there is a stock split, stock dividend, recapitalization, spinoff, exchange or other similar corporate transaction or event affecting the Company’s common stock, appropriate adjustments will be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

Grants Under The Plan

Stock Options: The Committee may grant nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code. To exercise an option, an optionee may pay the option price in cash, or if permitted by the Committee, by withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock, if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control of the Company. Options may not be repriced. A change in control, as defined in the Plan occurs if: (i) a person, entity or group (excluding Company plans) acquires 50% or more of the Company’s common stock or total voting power of the Company’s voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company’s assets occurs unless the Company’s shareholders prior to the transaction own after the transaction 50% or more of the voting power of the Company’s securities; and (iv) the Company is liquidated or dissolved.

Stock Appreciation Rights: The Committee may grant a stock appreciation right (a “SAR”) in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SAR’s granted separately from options may be granted on such terms and conditions as the Committee establishes. If an participant exercises a SAR, the participant will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of the Company common stock, or any combination of cash and shares as the Committee determines.

Restricted Stock: The Committee may grant awards of restricted stock under the Plan. The restrictions on such shares are established by the Committee, which may include restrictions relating to continued employment and the Company financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. All restrictions lapse in the event of a change-in-control of the Company. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. The Committee intends to grant acceleration or waiver of restricted stock provisions only in the case of special circumstances.

Stock Bonuses: The Committee may grant a bonus in shares of the Company common stock to employees under the Plan. Such stock bonuses may only be granted in lieu of cash compensation otherwise payable to such employee.

Tax Withholding: The Committee may permit a participant to satisfy applicable federal, state and local tax withholding requirements through the delivery to the Company of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by the Company.

Other Information: Except as permitted by the Committee, awards under the Plan are not transferable except by will or under the laws of descent and distribution. The Board may terminate the Plan at any time but such termination will not affect any stock options, SAR’s, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until December 31, 2015, but awards granted prior to such date will continue in effect until they expire in accordance with their original terms. The Board may also amend the Plan as it deems advisable. Amendments which (1) materially modify the requirements for participation in the 2006 Stock Plan, (2) increase the number of shares of the Company common stock subject to issuance under the 2006 Stock Plan, or (3) change the minimum exercise price for stock options as provided in the Plan, must be submitted to shareholders for approval.

Federal Income Tax Consequences

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. The Company will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. The Company generally will receive an equivalent deduction at that time.

With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the Company shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a “Forfeiture Restriction”). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. The Company generally is entitled to a deduction at the time and in the amount that the income is included in the gross income of an employee.

With respect to stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt and the Company generally will be entitled to a deduction for such amount. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for amounts paid over $1 million in any one year to an executive officer named in the Summary Compensation Table. The Company does not currently anticipate that grants of options or stock appreciation rights under the Plan will cause such compensation to exceed the 162(m) limitation.

New Plan Benefits

As of the date of this proxy statement, there were outstanding options granted under the Plan to purchase 215,500 shares of the Company common stock and 84,500 shares remained available for grants under the Plan. Unless and until the amendment to the Plan is approved by the Company’s shareholders, no awards will be granted from the additional 200,000 shares to be added to the Plan by the amendment.

The table sets forth below the restricted stock grants made by the Committee on March 15, 2012 to certain of the named executive officers, in each case contingent on shareholder approval of the amendment to the Plan. No grants were made to other executives, to non-employee directors, or to other employees.

2006 Stock Plan

Name and Position	Dollar Value ($)(1)	Number of Shares of Common Stock
Kelly A. Walters Chief Executive Officer	25,250	25,000
Corrine L. Scarpello Chief Financial Officer	20,200	20,000
Steven C. Gilbert Chief Operating Officer	—	—
David L. Walter Senior Vice President and Treasurer	—	—
All executive officers as a group	—	—
All non-employee directors as a group	—	—
All employees, exclusive of executive officers, as a group	—	—

(1)	Based on the $1.01 closing price of a share of common stock on grant date of March 15, 2012. The actual value of such shares will vary based on the price of a share of common stock.

Because of the discretionary nature of any future awards under the Plan, the amount of other awards is not determinable at this time with respect to the Company’s executive officers, other employees or directors.

On March 15, 2012, the Committee granted a conditional award of 25,000 shares of restricted common stock to Kelly Walters, President and Chief Executive Officer and 20,000 shares of restricted common stock to Corrine Scarpello, Senior Vice President and Chief Financial Officer. The shares, if issued, are restricted to continued employment of the executive, and the restriction will lapse and the shares will vest in 50% increments on each of the first anniversary and second anniversary of issuance. The conditional awards were granted in recognition of their efforts in completing a $30 million investment by Real Estate Strategies L.P. in February 2012. As of the date of this proxy statement, Mr. Walters holds options granted under the Plan to purchase 40,000 shares and Ms. Scarpello holds options under the Plan to purchase 47,500 shares. The issuance of restricted stock awards to the executives without amendment of the Plan would exceed the current 20% limitations of the Plan. Therefore, the grants are conditioned on the approval of the amendment of the Plan by the shareholders at the annual meeting of shareholders on May 22, 2012. If shareholders do not approve the amendment of the 2006 Stock Plan, these awards of restricted stock will not be made to Mr. Walters or Ms. Scarpello.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	215,000	$2.01	81,643
Equity compensation plans not approved by security holders	—	—	—
Total	215,000	$2.01	81,643

Vote Required

The proposal to approve the amendment of the 2006 Stock Plan requires the affirmative vote of the majority of the votes cast by the holders of the common stock and Series C preferred stock, present in person or represented by proxy, voting as a single group.

The Board of Directors Unanimously Recommend a Vote “FOR” Approval of the Amendment of the Company 2006 Stock Plan.

ITEM 4. RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2011 and 2010, and fees billed for other services rendered by KPMG during those periods.

Year Ended December 31,	2011	2010
Audit Fees(1)	$318,510	$329,515
Audit Related Fees(2)	0	6,700
Tax Fees(3)	149,470	81,261
All Other Fees	0	0

Total	$467,980	$417,476

(1)	Includes fees billed for professional services rendered by KPMG for the audit of the Company’s fiscal 2011 and 2010 annual financial statements, review of the Company’s quarterly financial statements during 2011 and 2010.
(2)	Includes fees billed for professional services rendered by KPMG in connection with the audit and review of the quarterly financial statements during 2011 and 2010.
(3)	Includes fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2011 and 2010 fiscal years is compatible with maintaining KPMG’s independence from the Company.

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Sabin, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2012 and requests that shareholders ratify this appointment. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Board of Directors Unanimously Recommends a Vote “FOR” Ratification of the Selection of KPMG as

the Company’s Independent Accountants for Fiscal Year 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under United States securities laws, the Company’s directors and executive officers, and persons who own more than 10% of our common stock, are required to report their ownership of the common stock and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2011 fiscal year.

Based solely upon a review of the reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company’s directors and executive officers, and owners of more than 10% of the common stock on a timely basis.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2013 Annual Meeting, the proposal must be in proper form and must be received by the Company at its main office in Norfolk, Nebraska, on or before December 24, 2012.

The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety days prior to the annual meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701, additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Board of Directors,

William C. Latham
Chairman

April 23, 2012

APPENDIX A

Note: Pursuant to Instruction 3 to Item 10 of Schedule 14A of the Securities Exchange Act of 1934, the following written plan document, which is not being mailed to stockholders with the proxy statement, is being filed in electronic format as an appendix to this proxy statement filing.

Upon approval of the shareholders of Supertel Hospitality, Inc. at the company’s annual shareholders meeting on May 22, 2012, the Supertel 2006 Stock Plan shall be amended as set forth below:

“2012 AMENDMENT TO 2006 STOCK PLAN

Section 5.1 of the 2006 Stock Plan is amended to increase the available shares under the plan to 500,000 shares of common stock and to delete the 20% limitations of Section 5.1 from the plan. Section 5.1 is hereby amended in its entirety as follows:

“5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards under the Plan may not exceed 500,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.”

The following is the 2006 Stock Plan as approved by the shareholders of Supertel Hospitality, Inc. on May 25, 2006.

2006 STOCK PLAN

SECTION 1

NAME AND PURPOSE

1.1 Name. The name of the plan shall be the Supertel 2006 Stock Plan (the “Plan”).

1.2. Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and Directors and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, or any combination thereof, including Awards combining two or more types of Awards in a single grant.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, which shall consist of two or more members, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 as promulgated under the Act.

(f) “Company” means Supertel Hospitality, Inc., a Virginia corporation (and any successor thereto) and its Subsidiaries.

(g) “Director” means any director of the Company.

(h) “Employee” means any employee of the Company or any of its Subsidiaries.

(i) “Fair Market Value” means, on any date, the average of the high and low sales prices of the Stock as reported on the National Association of Securities Dealers Automated Quotation system (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such system (or such other system) on such date, Fair Market Value shall mean the average of the high and low sale prices on the immediately preceding date on which Stock transactions were so reported.

(j) “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Section 422 of the Code or (ii) a Nonstatutory Stock Option.

(k) “Participant” means any Employee or Director designated by the Committee to participate in the Plan.

(l) “Plan” means the Supertel 2006 Stock Plan, as in effect from time to time.

(m) “Restricted Stock” shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

(n) “Stock” means the Common Stock of the Company, par value $.01 per share.

(o) “Stock Appreciation Right” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

(p) “Stock Bonus” means the grant of Stock as compensation from the Company, which may be in lieu of cash compensation otherwise receivable by the Participant or in addition to such cash compensation.

(q) “Subsidiary” means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

The only persons eligible to participate in the Plan shall be those Employees and Directors selected by the Committee as Participants.

SECTION 4

POWERS OF THE COMMITTEE

4.1 Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards under the Plan may not exceed 200,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant under the Plan is 20% of the aggregate number of shares of Stock available for Awards under Section 5.1. A maximum of 20% of the shares of Stock available for issuance under the Plan may be issued as Restricted Stock or Stock Bonuses. A maximum of 20% of the shares of Stock available for issuance under the Plan may be issued in the aggregate to non-employee Directors.

5.2 Cancelled, Terminated or Forfeited Awards. Any shares of Stock subject to an Award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan. In the event that an Award is exercised through the delivery of Stock or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Stock by the Company, the number of shares available for Awards under the Plan shall be increased by the number of shares surrendered or withheld.

5.3 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, (i) the aggregate number of shares of Stock available for Awards under Section 5.1 and (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards, may be appropriately adjusted by the Committee, whose determination shall be conclusive.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted. Options may not be repriced.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

6.4 Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, either by actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise (if such Stock has been owned by the Participant for at least six months) or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 SAR’s In Tandem with Options. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.

7.2 Other Stock Appreciation Rights. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

SECTION 8

RESTRICTED STOCK

8.1 Grant of Restricted Stock. The Committee may grant Restricted Stock to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

8.2 Removal of Restrictions. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.

SECTION 9

STOCK BONUSES

9.1 Grant of Stock Bonuses. The Committee may grant a Stock Bonus to a Participant at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine.

9.2 Effect on Compensation. The Committee may from time to time determine to grant a Stock Bonus in lieu of salary or cash bonuses otherwise payable to a Participant.

SECTION 10

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

10.1 General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 10.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the consent of the optionees concerned. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan or to any one Employee pursuant to Section 5.1, or (iii) change the minimum exercise price for Stock Options as provided in Section 6.2, in each case without the consent and approval of the holders of a majority of the outstanding shares of Stock entitled to vote thereon. No amendment or modification shall affect the rights of any Employee with respect to a previously granted Award, nor shall any amendment or modification affect the rights of any Eligible Director pursuant to a previously granted Director Award.

10.2 Termination of Plan. No further Options shall be granted under the Plan subsequent to December 31, 2015, or such earlier date as may be determined by the Board.

SECTION 11

MISCELLANEOUS PROVISIONS

11.1 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by his estate, subject to the terms and conditions of the Award.

11.2 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

11.3 Tax Withholding. The Company shall have the power to withhold, or require a Participant remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated total federal, state and local tax obligation associated with the transaction.

11.4 Change of Control. On the date of a Change of Control, all outstanding options and stock appreciation rights shall become immediately exercisable and all restrictions with respect to Restricted Stock shall lapse. “Change of Control” shall mean:

(i) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding any acquisition or holding by (i) the Company or its subsidiaries or (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

11.5 Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention.

11.6 Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

11.7 Nontransferability of Awards. Except as otherwise provided by the Committee, Awards under the Plan are not transferable, except by will or by the laws of descent and distribution.

11.8 Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written agreement as is determined by the Committee or its designee.

11.9 Effective Date. The Plan shall be effective upon its adoption by the Board subject to approval by the affirmative vote of the holders of a majority of the shares of Stock present in person or by proxy at the 2006 stockholders’ meeting.

11.10 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Virginia.

The following amendment was approved by the shareholders at the company’s annual shareholders meeting on May 28, 2009.

2009 AMENDMENT TO THE 2006 STOCK PLAN

The following sections of the 2006 Stock Plan are hereby amended in their entirety, effective May 28, 2009:

“2.1 Definitions…(i) “Fair Market Value” means, on any date, the closing sales price of the Stock as reported on the National Association of Securities Dealers Automated Quotation system (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such system (or such other system) on such date, Fair Market Value shall mean the closing sale price on the immediately preceding date on which Stock transactions were so reported.”

and

“5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards under the Plan may not exceed 300,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant under the Plan is 20% of the aggregate number of shares of Stock available for Awards under Section 5.1. A maximum of 20% of the shares of Stock available for issuance under the Plan may be issued as Restricted Stock or Stock Bonuses. A maximum of 20% of the shares of Stock available for issuance under the Plan may be issued in the aggregate to non-employee Directors.”

PROXY

SUPERTEL HOSPITALITY, INC.

1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kelly A. Walters and Corrine L. Scarpello, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock and Series C preferred stock of Supertel Hospitality, Inc. held of record by the undersigned on April 9, 2012, at the annual meeting of shareholders to be held on May 22, 2012 or any adjournment thereof.

(Please date and SIGN on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

SUPERTEL HOSPITALITY, INC.

May 22, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.supertelinc.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

(1)	Election of Directors

[    ] FOR ALL NOMINEES:

[    ] WITHHOLD AUTHORITY FOR ALL NOMINEES.

[    ] FOR ALL EXCEPT:

(see instructions below)

NOMINEES:

[    ] Steve H. Borgmann

[    ] Allen L. Dayton

[    ] Daniel R. Elsztain

[    ] James H. Friend

[    ] Donald J. Landry

[    ] William C. Latham

[    ] John M. Sabin

[    ] Kelly A. Walters

[    ] George R. Whittemore

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: —

(2)	To approve an amendment to the Articles of Incorporation to increase the authorized capital stock of the Company by increasing the authorized shares of common stock from 100,000,000 to 200,000,000 shares.

[    ] For

[    ] Against

[    ] Abstain

(3)	To approve an amendment to the 2006 Stock Plan.

[    ] For

[    ] Against

[    ] Abstain

(4)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

[    ] For

[    ] Against

[    ] Abstain

(5)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all nominees for director, for approval of the amendment of the Articles of Incorporation, for approval of the amendment of the 2006 Stock Plan, and for ratification of the selection of KPMG LLP, and in their discretion for any other matters coming before the meeting.

DATED:            , 2012

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]